Exhibit 99.1

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $1.4 million and full year net income available to common shareholders of $5.9 million and $1.77 per diluted common share

Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $1.4 million and earnings per diluted common share of $0.42, an increase of 31% over the same quarter in 2009.  Net income available to common shareholders for 2010 increased to $5.9 million, or $1.77 per diluted common share.

The Company’s unaudited consolidated condensed statements of operations and credit quality metrics are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$8,649	$9,678	$35,894	$39,262
Interest expense	1,929	3,095	8,180	15,318
Net interest income	6,720	6,583	27,714	23,944
Provision for loan losses	925	485	3,833	15,925
Non-interest income	1,912	1,562	7,414	6,326
Non-interest expense	5,582	6,100	22,461	41,168
Income (loss) before income taxes	2,125	1,560	8,834	(26,823)
Income tax expense (benefit)	421	239	1,846	(4,854)
Net income (loss)	$1,704	$1,321	$6,988	$(21,969)
Preferred stock dividends and discount accretion	(266)	(262)	(1,065)	(618)
Net income (loss) available to common shareholders	$1,438	$1,059	$5,923	$(22,587)
Basic earnings (loss) per common share	$0.43	$0.32	$1.80	$(6.93)
Diluted earnings (loss) per common share	$0.42	$0.32	$1.77	$(6.93)

	As of
	December 31, 2010	December 31, 2009

Non-Performing Assets to Total Assets	3.63%	4.44%
Allowance for Loan Losses to Total Loans	2.12	2.80

The Company’s unaudited condensed consolidated balance sheets are as follows:

	December 31, 2010	December 31, 2009
	(In thousands)
ASSETS
Cash and due from financial institutions	$11,658	$24,474
Interest-bearing deposits in other financial institutions	23,818	29,941
Securities available for sale	204,188	172,723
Loans held for sale	1,080	979
Loans, net of allowance for loan losses of $10,864 and $15,236	502,223	528,183
Federal Home Loan Bank and Federal Reserve stock	6,808	7,670
Accrued interest receivable	3,089	3,216
Premises and equipment, net	13,659	14,388
Cash surrender value of life insurance	19,210	18,490
Other intangible assets	1,106	1,352
Foreclosed and repossessed assets	3,633	5,190
Other assets	9,290	12,553
Total Assets	$799,762	$819,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$113,309	$110,247
Interest-bearing	503,807	482,176
Total deposits	617,116	592,423
Other borrowings	49,426	76,996
Federal Home Loan Bank advances	50,000	68,482
Subordinated debentures	17,000	17,000
Accrued interest payable	615	818
Other liabilities	2,440	3,490
Total liabilities	736,597	759,209

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	63,165	59,950
Total Liabilities and Stockholders’ Equity	$799,762	$819,159

The following points summarize significant financial statement items as of and for the three months ended December 31st, 2010.

•	Net income available to common shareholders was $1.4 million

•	Tangible book value per common share is $13.36 as of December 31st, 2010

•	Net interest margin, on a tax equivalent basis, decreased slightly to 3.63%, primarily due to the lower yield earned on cash reinvested in investment securities.

•	Provision for loan losses was $925,000 and total net charge-offs were $2.8 million for the quarter ended December 31, 2010.

•	Non-performing assets ended the quarter at 3.60% of total assets, an increase from 3.42% at the end of the third quarter, but a decrease from 4.44% at the end of December, 2009.

•	The allowance for loan losses ended the year at 2.12% of total loans

•	Gains of $313,000 were realized on the sale of available for sale securities

The following points summarize significant financial statement items for the year ended December 31, 2010.

•	Net income available to common shareholders was $5.9 million

•	Provision for loan losses for the year was $3.8 million

•	Net interest margin, on a taxable equivalent basis, increased to 3.90% for the year

•	Gains on sales of available for sale securities totaled $1.8 million for the year, partially offset by other-than-temporary impairment charges of $360,000.

James Rickard, President and Chief Executive Officer, commented, “Our Company is positioned to carry the momentum of 2010 into a new year.  Our forward progress has been led by repositioning the funding side of our balance sheet.  Less reliance on wholesale funding, initiated by our culture of relationship building and exceptional service, has provided a steady trend of growth in core low-cost deposit accounts.  Our core deposit base now funds 77% of the assets on our balance sheet.  Two short years ago, borrowings from the Federal Home Loan Bank funded 13% of the asset side of our balance sheet.  Today, the same borrowings fund 6% of our balance sheet.  In short, we have a stronger funding mix that provides the flexibility to better navigate interest rate movements outside of our control.”

Rickard continued, “Our team realizes we can accomplish more.  One of our key strategic initiatives for the coming year will continue to be focusing on reducing non-performing assets.  Our credit department continues to be very engaged and proactive in this area.  Headwinds remain given the housing recovery is lagging the macro economy, which is still suffering from elevated levels of unemployment.  Those two factors, in my view, are the two most critical for this lengthy recovery.  Our initiative to continuously improve remains within our control.  Investing in our service culture, the skill-sets of our team members, technology, and processes will be our unwavering commitment to all stakeholders as we press forward.”

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2009 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375